Exhibit 99.1


       Kimco Reports Strong Third Quarter Operating Results and
       Announces 5.6 Percent Increase in Common Stock Dividend

    NEW HYDE PARK, N.Y.--(BUSINESS WIRE)--Oct. 23, 2003--Kimco Realty Corporation (NYSE: KIM), the nation's largest owner and operator of neighborhood and community shopping centers, today announced that third quarter net income for the period ended September 30, 2003, increased 47.2 percent to $89.5 million from $60.8 million for the same period last year. Third quarter net income per diluted common share (EPS) increased 47.2 percent to $0.78 versus $0.53 per diluted common share a year ago. Third quarter net income included gains on sales of operating properties of approximately $28.1 million and was reduced approximately $2.0 million for the cumulative effect of adopting SFAS No. 150 "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity."
    Funds from operations (FFO), a widely accepted supplemental measure of REIT performance, rose 14.8 percent to $90.6 million from $78.9 million for the same period last year. On a diluted per common share basis, FFO increased 9.3 percent to $0.82 from $0.75 in the prior year. FFO for the third quarter 2003 and 2002 excludes gains on sales of operating properties of approximately $28.1 million or $0.25 per diluted common share and approximately $1.0 million or $0.01 per diluted common share, respectively. In addition, FFO for the third quarter 2003 excludes the cumulative effect of adopting SFAS No. 150 of $2.0 million, or $0.02 per diluted common share. A complete reconciliation containing adjustments from GAAP net income to FFO is included in this release.
    For the nine months ended September 30, 2003, net income increased
21.4 percent to $221.8 million from $182.7 million for the same period last year. Net income per diluted common share was $1.88, a 17.5 percent increase from $1.60 for the same period a year ago. FFO rose
8.4 percent to $256.8 million for the nine-month period from $237.0 million in the year earlier period. On a diluted per common share basis, FFO increased 5.8 percent to $2.38 from $2.25 reported a year ago. FFO for the nine months ended September 30, 2003 and 2002 excludes gains on sales of operating properties of $30.5 million or $0.28 per diluted common share and $1.5 million or $0.01 per diluted common share, respectively. In addition, FFO for the nine months ended September 30, 2003 excludes the cumulative effect of adopting SFAS No. 150 of $2.0 million, or $0.02 per diluted common share.
    Year-to-date FFO has been adjusted to include a $7.8 million non-cash adjustment associated with the original issuance costs of Kimco's $225 million preferred stock that was redeemed earlier this year and to include a $6.3 million non-cash adjustment for gains related to the early extinguishment of debt. These adjustments were made to conform with the NAREIT definition of FFO and in response to the SEC's July 31, 2003 Staff Policy Statement that clarifies the application of EITF Topic D-42 "The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock." These adjustments to FFO do not change current or previously reported net income or net income per diluted common share.
    For the quarter, consolidated revenues from the Company's core portfolio increased to $120.3 million from $107.3 million, an increase of 12.1 percent. The increase in revenue was largely the result of a year-over-year occupancy improvement of 350 basis points, property acquisitions, and an increase in average rent from $8.10 per square foot to $8.64 per square foot. Kimco's portfolio occupancy improved to
89.5 percent at September 30, 2003 from 86.0 percent at September 30, 2002. During the quarter, the Company signed 120 new leases in the core portfolio totaling 820,000 square feet of leasable space. Occupancy in Kimco's primary co-investment portfolios, the Kimco Income REIT (KIR) and the Kimco Retail Opportunity Portfolio, remained high at 97.8 percent and 96.1 percent, respectively.
    Kimco Developers Inc. (KDI), the Company's merchant building business, recognized net after tax gains on sales of $5.0 million as compared to $2.9 million in the same quarter last year. KDI completed the sale of shopping center projects in Burleson, Texas and Hillsborough, New Jersey, as well as sales of three out parcels at other sites. Kimco has retained management of both of the sold shopping centers, which will continue to grow the Company's property and asset management business. KDI recently acquired interests in three new development projects at a cost of approximately $27.5 million. The Company's development pipeline consists of 25 projects that will represent an investment of approximately $540 million upon completion.

    Dividend Increase

    Kimco's Board of Directors approved a common stock dividend increase, raising the quarterly dividend payable per common share by
5.6 percent to $0.57 per common share from the current quarterly level of $0.54 per common share. Kimco has raised its dividend for 12 consecutive years, from an initial annual rate of $0.78 per share (adjusted for stock splits) in 1992 to the current annual rate of $2.28 per share, a compound annual growth rate of 9.4 percent. The current level of increase is consistent with the Company's objective of maintaining a conservative dividend payout ratio while providing shareholders a growing source of income. The Board declared the first quarterly dividend at the increased rate payable on January 15, 2004 to shareholders of record on January 2, 2004.

    Investment Activity

    In addition to the previously announced $700 million acquisition of Mid-Atlantic Realty Trust (MART) that closed on October 1, 2003, Kimco recently acquired interests in seven shopping centers for approximately $165 million. The properties, which were purchased as part of the Company's co-investment strategy, are as follows:

    -- Two shopping centers in Arizona, Ina Road Shopping Center located in Marana and Valencia Road Shopping center located in Tucson, were acquired for $14.5 million and $13.8 million, respectively. Both shopping centers were former Kmart stores where Lowes took assignment of Kmart's leases.

    -- Novato Fair Shopping Center located in Novato, California. This 128,585 square foot center, which was purchased for $21.9 million, is anchored by a Safeway supermarket and is 100 percent leased.

    -- Centrum Shopping Center in Charlotte, North Carolina, was acquired for $27.3 million. Centrum is a 270,000 square foot shopping center that is 97 percent leased to 28 tenants.

    -- Mashpaug Commons located in Providence, Rhode Island, is a 70,000 square foot grocery-anchored shopping center that was acquired for $11.2 million.

    -- Streets of Woodfield is a 630,000 square foot shopping center located across from the Woodfield Mall. This shopping center was acquired for $66.6 million.

    -- Juarez Soriana Retail Center was purchased for $9.9 million and is Kimco's third shopping center investment in Mexico. Located near El Paso, Texas, this 145,000 square foot shopping center is anchored by a Soriana grocery store. Organizacion Soriana is Mexico's third largest retailer based on sales.

    In addition to acquiring shopping centers, Kimco continued to grow its preferred equity capital business. During the quarter, the Company invested $12.8 million in five shopping centers where Kimco will earn a preferred return on its investment as well as participation in future profits.

    Liquidity

    Kimco's balance sheet remained strong with $107.0 million in cash and cash equivalents in addition to the full amount of its $500 million credit facility available. This liquidity, combined with a new $400 million interim credit facility, provided capital necessary to complete the MART acquisition and for future investments. At September 30, Kimco's debt-to-market capitalization was .25:1 among the lowest in the REIT industry.

    Earnings Guidance

    Kimco's management confirmed that the current First Call consensus estimate for FFO per share in the fourth quarter of 2003 of $0.84 is achievable and that consensus estimates for the full year ending 2003 of $3.22 is also within its range of guidance. Furthermore, management provided guidance for FFO per share in 2004 of between $3.39 and $3.45 per share.
    Kimco, a publicly-traded real estate investment trust, has specialized in shopping center acquisitions, development and management for over 35 years. Kimco owns and operates the nation's largest portfolio of neighborhood and community shopping centers with interests in 698 properties comprising approximately 100 million square feet of leasable space located throughout 40 states, Canada and Mexico. For further information refer to the Company's web site at www.kimcorealty.com.
    Safe Harbor Statement: The statements in this release, including but not limited to the earning guidance provided, state the Company's and management's hopes, intentions, beliefs, expectations or projections of the future and are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from current expectations include general economic conditions, local real estate conditions, increases in interest rates, increases in operating costs and real estate taxes. Additional information concerning factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 2002. Copies of each filing may be obtained from the Company or the SEC.


                       Kimco Realty Corporation
              Condensed Consolidated Statements of Income
                 (In thousands, except per share data)


                                 Three Months Ended  Nine Months Ended
                                    September 30,      September 30,
                                   2003     2002     2003      2002
                                   ----     ----     ----      ----
Real Estate Operations:
--------------------------------
 Revenues from rental property  $120,259 $107,290  $357,634  $326,354
                                -------- --------  --------  ---------

 Rental property expenses:
  Rent                             2,787    2,633     8,358     8,469
  Real estate taxes               16,452   15,437    46,751    45,905
  Operating and maintenance       11,874   10,516    40,666    32,668
                                 -------- --------  --------  --------
                                  31,113   28,586    95,775    87,042
                                 -------- --------  --------  --------

Net operating income              89,146   78,704   261,859   239,312

Equity in income of real estate
 joint ventures, net              11,167    9,101    30,459    24,411
Minority interests in income of
 partnerships, net                (2,347)    (262)   (5,743)     (738)
Income from other real estate
 investments                       5,998    5,578    15,807    13,690
Mortgage financing income          3,645    4,467    15,773    12,754
Management and other fee income    4,259    2,521    10,822     9,060
Depreciation and amortization    (21,593) (17,931)  (61,081)  (53,260)
                                --------- --------  --------  --------
Income from real estate
 operations                       90,275   82,178   267,896   245,229
                                -------- --------  --------  ---------

Other Investments:
-----------------
 Interest, dividends and other
  investment income                5,701    2,380    13,394    15,472
 Other income / (loss), net          273    2,372      (828)    6,257
                                -------- --------  ---------  --------
                                   5,974    4,752    12,566    21,729
                                -------- --------  --------  ---------

 Interest expense                (26,419) (22,048)  (74,020)  (65,580)
 General and administrative
  expenses                       (11,234)  (7,918)  (28,726)  (23,067)
 Gain on early extinguishment
  of debt                             --       --     6,262        --
                                -------- --------  --------  ---------
  Income from continuing operations
   before income taxes            58,596   56,964   183,978   178,311

 Provision for income taxes       (1,171)    (634)   (3,686)   (6,422)
                                --------- --------  --------  --------

  Income from continuing
   operations                     57,425   56,330   180,292   171,889

Discontinued Operations:
-------------------------
 Income from discontinued
  operating properties             1,027      523     3,851     3,800
 Gain on disposition of
  operating properties, net       28,053      966    30,465     1,512
                                 -------   ------   -------   --------
 Income / (loss) from
  discontinued operations         29,080    1,489    34,316     5,312
                                 -------   ------   -------   --------
 Gain on sale of development
  properties, net of tax of
  $3,333, $1,957, $6,134 and
  $3,669, respectively (1)         4,999    2,937     9,202     5,505

 Cumulative effect of adoption
  of SFAS 150                     (2,048)      --    (2,048)       --
                                 --------  ------   --------  --------

  Net income                      89,456   60,756   221,762   182,706

  Original issuance costs
   associated with the redemption
   of preferred stock(1)              --       --    (7,788)       --

  Preferred stock dividends       (2,909)  (4,609)  (11,759)  (13,828)
                                  -------  -------  --------  --------

  Net income available to
   common shareholders           $86,547  $56,147  $202,215  $168,878
                                 =======  =======  ========  =========

Per common share:
 Income from continuing operations:
      - Basic                      $0.55    $0.52     $1.60     $1.57
                                 =======    =====     =====     =====
      - Diluted                   $0.54(2)  $0.52    $1.59(2)   $1.55
                                ==========  =====    ========   =====
    Net income:
      - Basic                      $0.80    $0.54     $1.91     $1.62
                                ========    =====     =====     =====
      - Diluted                    $0.78(2) $0.53    $1.88(2)   $1.60
                                =========== =====    ========   =====

  Income subject to
   income taxes                  $11,167   $8,988   $25,315   $28,369

Note: Reclassifications: Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.

(1) Included in the calculation of income from continuing operations per share.

(2) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Income from continuing operations and net income available to common shareholders would be increased by $1,423 and $4,269 for the three and nine months ended September 30, 2003, respectively, reflecting the distributions associated with these units.


                       Kimco Realty Corporation
                         Funds From Operations
                 (In thousands, except per share data)

                                Three Months Ended   Nine Months Ended
                                  September 30,        September 30,
                                  2003     2002      2003     2002
                                  ----     ----      ----     ----
Funds From Operations(1)
 Net income                      $89,456  $60,756   $221,762 $182,706
 Depreciation and amortization    21,912   19,198     62,492   57,181
 Depreciation and amortization -
  real estate joint ventures       8,111    4,500     20,511   12,450
 Gains on disposition of
  operating properties, net      (28,053)    (966)   (30,465)  (1,512)
Cumulative effect of adoption of
 SFAS 150                          2,048       --      2,048       --
Original issuance costs associated
 with the redemption of
 preferred stock                      --       --     (7,788)      --
 Preferred stock dividends        (2,909)  (4,609)   (11,759) (13,828)
                                  -------  -------   -------- --------

 Funds from operations(1)         $90,565 $78,879   $256,801 $236,997
                                  ======= =======   ======== =========

 Per common share:
       - Basic                     $0.84    $0.75      $2.42    $2.27
                                  ========= ====== ============ =====
       - Diluted                   $0.82(2) $0.75      $2.38(2) $2.25
                                  ========= ====== ============ =====

Weighted Average Share
 Information                Three Months Ended       Nine Months Ended
                               September 30,           September 30,
                              2003       2002       2003        2002
                              ----       ----       ----        ----
Weighted average shares -
   - Basic                   107,909     104,539   105,945     104,418
   - Diluted                 112,236(2)  105,491   109,888(2)  105,464

(1) Most industry analysts and equity REITs, including the Company, generally consider funds from operations ("FFO") to be an appropriate supplemental measure of the performance of an equity REIT. FFO is defined as net income applicable to common shares before depreciation and amortization, extraordinary items, cumulative effect of accounting changes, gains or losses on sales of operating real estate, plus the pro-rata amount of depreciation and amortization of unconsolidated joint ventures determined on a consistent basis. Given the nature of the Company's business as a real estate owner and operator, the Company believes that FFO is helpful to investors as a measure of its operational performance. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles and therefore should not be considered an alternative for net income as a measure of liquidity. In addition, the comparability of the Company's FFO with the FFO reported by other REITs may be affected by the differences that exist regarding certain accounting policies relating to expenditures for repairs and other recurring items.

(2) Reflects the potential impact if certain units were converted to common stock at the beginning of the period. Net income would be increased by $1,423 and $4,269 for the three and nine months ended September 30, 2003, respectively, reflecting the distributions associated with these units.



                       Kimco Realty Corporation
                 Condensed Consolidated Balance Sheets
                 (In thousands, except per share data)

                                            September 30, December 31,
                                                2003         2002
                                                ----         ----
Assets:
 Operating real estate, net of accumulated
  depreciation of $551,525 and
  $516,558, respectively                     $ 2,746,726  $ 2,669,648
 Investments and advances in real estate
  joint ventures                                 447,412      390,484
 Real estate under development                   262,575      234,953
 Other real estate investments                   109,308       99,542
 Mortgages and other financing receivables        79,161       94,024
 Cash and cash equivalents                       106,960       35,962
 Marketable securities                            43,876       66,992
 Accounts and notes receivable                    61,163       55,012
 Other assets                                    126,480      110,261
                                            ------------  ------------
                                              $3,983,661   $3,756,878
                                            ============  ============
Liabilities:
 Notes payable                                $1,312,250   $1,302,250
 Mortgages payable                               205,954      230,760
 Construction loans payable                       62,420       43,972
 Other liabilities, including minority
  interests in partnerships                      302,185      272,568
                                            ------------  ------------
                                               1,882,809    1,849,550
                                            ------------  ------------

Stockholders' Equity:
Preferred stock, $1.00 par value, authorized
 3,600,000 shares
Class A Preferred Stock, $1.00 par value,
 authorized 345,000 shares issued and
 outstanding 0 and 300,000 shares, respectively       --          300
 Aggregate liquidation preference $0 and
 $75,000, respectively
Class B Preferred Stock, $1.00 par value,
 authorized 230,000 shares issued and
 outstanding 0 and 200,000 shares, respectively       --          200
 Aggregate liquidation preference $0 and
 $50,000, respectively
Class C Preferred Stock, $1.00 par value,
 authorized 460,000 shares issued and
 outstanding 0 and 400,000 shares, respectively       --          400
 Aggregate liquidation preference $0 and
 $100,000, respectively
Class F Preferred Stock, $1.00 par value,
 authorized 700,000 shares issued and
 outstanding 700,000 and 0 shares, respectively      700           --
 Aggregate liquidation preference $175,000
 and $0, respectively
Common Stock, $.01 par value, authorized
 200,000,000 shares issued and outstanding
 110,331,759, and 104,601,828 shares,              1,103        1,046
 respectively
Paid-in capital                                2,139,319    1,984,820
Cumulative distributions in excess of net
 income                                          (50,261)     (85,367)
                                            -------------  -----------
                                               2,090,861    1,901,399
Accumulated other comprehensive income            11,085        7,401
Notes receivable from officer stockholders        (1,094)      (1,472)
                                            ------------- ------------
                                               2,100,852    1,907,328
                                            ------------  ------------
                                              $3,983,661   $3,756,878
                                            ============  ============
Reclassifications:
Certain amounts in the prior period have been reclassified in order to conform with the current period's presentation.

    CONTACT: Kimco Realty Corporation
             Scott Onufrey, 516-869-7190
             sonufrey@kimcorealty.com